NEWS RELEASE

FOR RELEASE:    IMMEDIATE RELEASE
CONTACT:        Frank C. Marchisello, Jr.
                (336) 834-6834

          TANGER REPORTS 8.3% INCREASE IN NET INCOME PER SHARE FOR 2003

                        FFO Increases to $3.45 Per Share

Greensboro, NC, February 24, 2004, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported net income available to common shareholders for the year ended December 31, 2003 was $12.0 million, or $1.17 per share, as compared to $9.2 million, or $1.08 per share, for 2002, representing an 8.3% per share increase. Net income available to common shareholders for the fourth quarter of 2003 was $4.8 million, or $.43 per share, as compared to $4.7 million, or $0.51 per share, for the fourth quarter of 2002. Comparable net income results were impacted by $1.7 million in gains on the sale of real estate during 2002, representing $.20 per share of net income, compared to a $147,000 net loss on the sale of real estate during 2003.

Funds from operations (FFO) for the year ended December 31, 2003 increased 12.8% to $47.0 million, as compared to FFO of $41.7 million for 2002. On a per share basis, FFO for 2003 was $3.45 per share, as compared to $3.40 per share for 2002, representing a 1.5% per share increase. FFO for the fourth quarter of 2003 was $13.9 million, or $0.98 per share, as compared to FFO of $13.1 million, or $1.01 per share for the fourth quarter of 2002. Tanger's comparable FFO results were impacted by a lack of any gains on the sale of land parcels during 2003, compared to $728,000 of such gains, representing $.06 per share, during 2002. Excluding these gains, FFO for the fourth quarter and year ended December 31, 2002 would have been $0.97 per share and $3.34 per share, respectively, resulting in a 1.0% increase in FFO per share for the fourth quarter of 2003 and a 3.3% increase in FFO per share for the year.

The company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States ("GAAP"). The Company believes that FFO is helpful to investors because it is a widely recognized measure of the performance of real estate investment trusts and provides a relevant basis for comparison among REITs. All FFO and net income per share amounts are on a diluted basis. A reconciliation of net income to FFO is presented on the supplemental information page of this press release.

Tanger achieved the following results for the year ended December 31, 2003:

o Acquired a 1/3 interest in nine outlet centers totaling approximately 3.3 million square feet through a joint venture arrangement with an affiliate of Blackstone Real Estate Advisors

o Issued 2,645,000 common shares, generating $101.2 million in net proceeds used to fund the company's equity portion of the Charter Oak acquisition

o    97% year-end portfolio occupancy rate in the original Tanger portfolio

o Average tenant sales of $307 per square foot in the original Tanger portfolio

o Average initial base rent for new stores opened during 2003 was $18.83, which was 11.7% higher than the average base rent of $16.86 for stores closed during 2003

o 277 re-tenant or renewal leases signed, totaling over 1.1 million square feet, achieving an 80% renewal rate and a 1.3% increase in base rent, on a cash basis, for re-tenanted and renewed space

o    Occupancy cost per square foot remained at an industry-leading low 7.4%

o    Completed 128,000 square feet of expansion/acquisition space

o    $8.7 million in net proceeds from non-core property dispositions


Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, stated, "We had a busy and productive 2003. Tenants' sales were strong throughout the year and our operating results during 2003 continued the positive trends of the last few years. Our excellent financial performance was due to the tremendous focus of our entire management team on the day-to-day management, marketing and leasing of our portfolio of outlet shopping centers. I am proud that we have been able to maintain this focus while completing several transactions during the year, including the acquisition of the Charter Oak portfolio. The continued successful integration of these properties into our systems will be a top priority this year."

          National Platform Continues to Drive Solid Operating Results
                           and Higher Same-Space Sales

As of December 31, 2003, Tanger's portfolio of owned or partially owned properties totaled 8.9 million square feet throughout 36 factory outlet shopping centers diversified across 23 states. In addition as of December 31, 2003, Tanger managed four outlet shopping centers totaling approximately 434,000 square feet for a fee. The company's broad geographic representation and established brand name within the factory outlet industry continues to generate solid operating results.

As expected, the Charter Oak portfolio of nine outlet centers, which were added to the Tanger portfolio on December 19, 2003, had a year-end occupancy rate of 94%, compared to the remaining Tanger portfolio's year-end occupancy rate of 97%. In total, the company's portfolio of owned or partially owned properties had a year-end occupancy rate of 96%, representing the 23rd consecutive year since the company commenced operations in 1981 that it has achieved a year-end portfolio occupancy rate at or above 95%.

During 2003, the company  executed 277 re-tenant or renewal leases totaling over
1.1 million square feet. The company achieved a retention rate of approximately 80% with existing tenants for the year and achieved a 1.3% increase in base rental revenue per square foot, on a cash basis, for re-tenanted and renewed space. The average initial base rent for new stores that opened during 2003 was $18.83, which was 11.7% higher than the average base rent of $16.86 for stores that closed during 2003. As a result, the company's average base rental income per leasable square foot increased to $15.02 per foot for the year ended December 31, 2003 compared to $14.79 per foot for 2002. The company continues to derive its rental income from a diverse group of retailers with no single tenant representing more than 6.1% of its gross leasable area as of December 31, 2003.

In spite of severe winter weather in December that forced some of Tanger's centers to close early or open late a few days during the peak holiday shopping period, same-space sales increased by 2.3% for the year ended December 31, 2003 and 2.4% for the three months ended December 31, 2003 over the same-space sales for the comparable periods in 2002. Reported 2003 same-space sales in the Charter Oak portfolio equated to $290 per square foot, compared to the remaining Tanger portfolio's average same-space sales during 2003 of $307 per square foot, resulting in an overall average of $301 per square foot for the year. Average tenant occupancy costs across Tanger's portfolio remained at an industry-leading low level during 2003, averaging 7.4%, slightly above the company's 2002 rate of 7.2%.

            2003 Investment Activities Increase Portfolio by Over 50%
                         & Provide Growth Opportunities

During 2003,  Tanger  increased its portfolio under  management by approximately
3.1 million square feet, or approximately 51%, through expansion and acquisition activities, net of dispositions.

In January 2003, Tanger acquired a 29,000 square foot, 100% leased expansion located contiguous with its existing factory outlet center in Sevierville, Tennessee. The purchase price was $4.7 million with an expected initial return on our investment of 10%. Tanger also completed another 35,000 square foot expansion of the center in July 2003 at a cost of $4 million with an expected return on our investment in excess of 13%. The Sevierville center now totals approximately 419,000 square feet.

In May 2003, Tanger completed a 64,000 square foot second phase of its successful center in Myrtle Beach, South Carolina. The center, developed, managed and leased by the company, is owned through a joint venture in which the company owns a 50% interest. Accordingly, the company's total investment for the second phase is approximately $1.1 million with an expected return on our investment in excess of 20%. Additionally, Tanger is currently underway with a 79,000 square foot, third expansion. The estimated cost of the expansion is $9.7 million, and the company currently expects to complete the expansion with stores commencing operations during the summer of 2004. The capital investment by Tanger for the third phase is approximately $1.7 million with an expected return on our investment in excess of 20%. Upon completion of the expansion, the Myrtle Beach center will total approximately 403,000 square feet.

Also in May 2003, Tanger sold a 49,252 square foot non-core property located in Martinsburg, West Virginia for a total cash sales price of $2.3 million, resulting in a book loss of $735,000. In November 2003, Tanger sold a 184,768 square foot non-core property located in Casa Grande, Arizona for a total cash sales price of $7.1 million, resulting in a book gain of $588,000. The book loss and/or gain on the sale of these properties is included in the company's reported net income for the year and is excluded from FFO in accordance with the industry standard definition for FFO as set forth by the National Association of Real Estate Investment Trusts.

In December 2003, Tanger closed on the acquisition of the Charter Oak Partners' portfolio of nine factory outlet centers totaling approximately 3.3 million square feet. Tanger and an affiliate of Blackstone Real Estate Advisors acquired the portfolio through a joint venture in the form of a limited liability company. Tanger owns one-third and Blackstone owns two-thirds of the joint venture. Tanger is providing operating, management, leasing and marketing services to the properties for a fee. The purchase price of this transaction was $491 million, including the assumption of approximately $186.4 million of debt.

  2003 Financing Activities Improve Balance Sheet and Provide Additional Equity

During the second quarter of 2003, Tanger called for redemption all of its 801,897 Series A convertible preferred shares, to be effective on June 20, 2003. Prior to redemption, each Series A preferred share could have been converted to ..901 common shares. In total, 787,008, or 98.1%, of the Series A preferred shares were converted into 709,078 common shares and the company redeemed the remaining 14,889 Series A preferred shares for $25 per share, plus accrued and unpaid dividends. Tanger funded the redemption, totaling approximately $375,000 from cash flow from operations.

In December 2003, Tanger raised approximately $88.0 million in net equity proceeds through the sale of 2.3 million newly issued common shares. The company utilized the proceeds, together with other available funds, to fund its portion of the equity required to acquire the Charter Oak Portfolio of outlet centers. On January 6, 2004, an additional 345,000 shares where issued in conjunction with the exercise of the underwriters' over-allotment option, resulting in approximately $13.2 million in additional net proceeds which were used to pay down amounts outstanding on Tanger's floating rate unsecured lines of credit. Additionally, during 2003 Tanger increased its unsecured credit line capacity to $100 million and extended the maturity on its credit lines to June 2005.

As a result of the company's successful equity transactions, Tanger's total market capitalization increased 60.5% from $742.3 million at December 31, 2002 to $1.19 billion at December 31, 2003. As of December 31, 2003, on a consolidated basis, the company had approximately $528.5 million of debt outstanding (excluding a debt premium of $11.9 million), as compared to $345.0 million outstanding at year-end 2002. Of the $528.5 million outstanding as of December 31, 2003, $452.3 million, or 85.6% of its total debt, was fixed rate, long-term debt. At December 31, 2003, Tanger had $22.7 million outstanding on its lines of credit, which as of February 24, 2003 has been reduced to $14.8 million outstanding.

            In 2004 Tanger Expects to Continue Growing FFO Per Share

Based on current market conditions, the strength and stability of its core portfolio, the successful integration of the Charter Oak portfolio and the company's development, acquisition and disposition strategy, Tanger currently believes its net income available to common shareholders for 2004 will be between $0.62 and $0.70 per share and its FFO for 2004 will be between $3.68 and $3.76 per share, representing an increase in FFO over the prior year of approximately 7% to 9%. The following table provides the reconciliation of estimated diluted FFO per share to estimated diluted net income available to common shareholders per share:

For the twelve months ended December 31, 2004
                                                           Low Range High Range
Estimated diluted FFO per share                             $ 3.68     $ 3.76
Minority interest, depreciation and amortization uniquely
    significant to real estate including minority interest
    share and our share of joint ventures                    (3.06)     (3.06)
Estimated diluted net income available to
    common shareholders per share                           $ 0.62     $ 0.70

Tanger currently believes it will earn 9% of its annual 2004 net income and 22% of its FFO per share in the first quarter, 15% of its net income and 23% of its FFO in the second quarter, 32% of its net income and 27% of its FFO in the third quarter and 44% of its net income and 28% of its FFO in the fourth quarter.

   Year-End Conference Call to be Held on February 24, 2003 at 3:00 P.M. (EST)

Tanger will host a conference call to discuss its 2003 results for analysts, investors and other interested parties on February 24, 2004, at 3:00 P.M.
eastern time. To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Fourth Quarter and Year End Financial Results call. Alternatively, this call is being web cast by CCBN and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site at www.tangeroutlet.com.

A telephone replay of the call will be available from February 24, 2004 at 5:00 P.M eastern time through February 27, 2004 at 11:59 A.M. by dialing 1-800-642-1687, conference ID # 5355432. An online archive of the broadcast will also be available through February 27, 2004.

                       About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE: SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently has ownership interests in or management responsibilities for 40 centers in 23 states coast to coast, totaling approximately 9.3 million square feet of gross leasable area. We are filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2003. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, fund from operations, the development of new centers, the opening of ongoing expansions, coverage of the current dividend and the impact of sales of land parcels may be, forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, our ability to lease our properties, our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (and December 31, 2003, when available).NEWS RELEASE


              TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)

                                                                           Three Months Ended                Year Ended
                                                                              December 31,                  December 31,
                                                                           2003          2002             2003         2002
----------------------------------------------------------------------------------------------------------------------------
                                                                        (unaudited)                   (unaudited)
REVENUES
  Base rentals (a)                                                      $22,432       $20,136          $81,039      $74,117
  Percentage rentals                                                      1,459         1,601            3,190        3,552
  Expense reimbursements                                                  9,231         8,436           34,181       29,878
  Other income (b)                                                        1,045         1,106            3,562        3,262
----------------------------------------------------------------------------------------------------------------------------
      Total revenues                                                     34,167        31,279          121,972      110,809
----------------------------------------------------------------------------------------------------------------------------
EXPENSES
  Property operating                                                     10,810         9,886           40,235       34,882
  General and administrative                                              2,188         2,235            9,561        9,224
  Depreciation and amortization                                           8,094         7,197           29,124       27,941
----------------------------------------------------------------------------------------------------------------------------
      Total expenses                                                     21,092        19,318           78,920       72,047
----------------------------------------------------------------------------------------------------------------------------
Operating income                                                         13,075        11,961           43,052       38,762
  Interest expense                                                        6,779         7,042           26,486       28,460
----------------------------------------------------------------------------------------------------------------------------
Income before equity in earnings of unconsolidated joint ventures,
   minority interest and discontinued operations                          6,296         4,919           16,566       10,302
  Equity in earnings of unconsolidated joint ventures (c)                   180           142              819          392
  Minority interests:
    Consolidated joint venture                                             (941)          ---             (941)         ---
    Operating partnership                                                (1,196)       (1,160)          (3,579)      (2,315)
----------------------------------------------------------------------------------------------------------------------------
Income from continuing operations                                         4,339         3,901           12,865        8,379
Discontinued operations, net of minority interest (d)                       492         1,259              (16)       2,628
----------------------------------------------------------------------------------------------------------------------------
Net income                                                                4,831         5,160           12,849       11,007
Less applicable preferred share dividends                                   ---          (442)            (806)      (1,771)
----------------------------------------------------------------------------------------------------------------------------
Net income available to common shareholders                              $4,831        $4,718          $12,043       $9,236
----------------------------------------------------------------------------------------------------------------------------

Basic earnings per common share:
  Income from continuing operations                                        $.39          $.38            $1.20         $.79
  Net income                                                               $.44          $.52            $1.20        $1.11
----------------------------------------------------------------------------------------------------------------------------

Diluted earnings per common share:
  Income from continuing operations                                        $.39          $.37            $1.17         $.77
  Net income                                                               $.43          $.51            $1.17        $1.08
----------------------------------------------------------------------------------------------------------------------------

Funds from operations (FFO)                                             $13,918       $13,101          $47,039      $41,695
FFO per common share - diluted                                             $.98         $1.01            $3.45        $3.40
----------------------------------------------------------------------------------------------------------------------------

Summary of discontinued operations (d)
  Operating income (loss) from discontinued operations                     $ 38         $ 121            $ 102      $ 1,323
  Gain on sale of lease land outparcel                                      ---           318              ---          561
  Gain (loss) on sale of real estate                                        588         1,242             (147)       1,702
----------------------------------------------------------------------------------------------------------------------------
  Income (loss) from discontinued operations                                626         1,681              (45)       3,586
  Minority interest in discontinued operations                              134           422              (29)         958
----------------------------------------------------------------------------------------------------------------------------
Discontinued operations, net of minority interest                         $ 492       $ 1,259            $ (16)     $ 2,628
----------------------------------------------------------------------------------------------------------------------------

(a) Includes straight-line rent and market rent adjustments of $35 and $(55) for the three months ended and $(112) and $(248) for the years ended
     December 31, 2003 and 2002, respectively.

(b) Includes gains on sales of three outparcels of land of $136 for the three months ended and $167 for the year ended December 31, 2002.

(c) Includes Myrtle Beach, South Carolina property which is operated by us through a 50% ownership joint venture.

(d) In accordance with SFAS No. 144 "Accounting for the Impairment or Disposal of Long Lived Assets", the results of operations for properties disposed of during the year have been reported above as discontinued operations for both the current and prior periods presented.

                                   TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                                               CONSOLIDATED BALANCE SHEETS
                                            (In thousands, except share data)

                                                                           December 31,       December 31,
                                                                               2003               2002
-----------------------------------------------------------------------------------------------------------
                                                                                     (unaudited)
ASSETS
  Rental property
    Land                                                                        $ 119,833         $ 51,274
    Buildings, improvements and fixtures                                          958,720          571,125
-----------------------------------------------------------------------------------------------------------
                                                                                1,078,553          622,399
    Accumulated depreciation                                                     (192,698)        (174,199)
-----------------------------------------------------------------------------------------------------------
    Rental property, net                                                          885,855          448,200
  Cash and cash equivalents                                                         9,836            1,072
  Deferred charges, net                                                            68,568           10,104
  Other assets                                                                     23,178           18,299
-----------------------------------------------------------------------------------------------------------
      Total assets                                                              $ 987,437        $ 477,675
-----------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
  Long-term debt
    Senior, unsecured notes                                                     $ 147,509        $ 150,109
    Mortgages payable (including a premium of $11,852 and $0 respectively)        370,160          174,421
    Lines of credit                                                                22,650           20,475
-----------------------------------------------------------------------------------------------------------
                                                                                  540,319          345,005
  Construction trade payables                                                       4,345            3,310
  Accounts payable and accrued expenses                                            18,025           15,095
-----------------------------------------------------------------------------------------------------------
      Total liabilities                                                           562,689          363,410
-----------------------------------------------------------------------------------------------------------
Commitments
Minority interests:
  Consolidated joint venture                                                      218,148              ---
  Operating partnership                                                            39,182           23,630
-----------------------------------------------------------------------------------------------------------
    Total minority interests                                                      257,330           23,630
-----------------------------------------------------------------------------------------------------------
Shareholders' equity
  Preferred shares, $.01 par value, 1,000,000 shares authorized,
    0 and 80,190 shares issued and outstanding
    at December 31, 2003 and 2002                                                     ---                1
  Common shares, $.01 par value, 50,000,000 shares authorized,
    12,960,643 and 9,061,025 shares issued and outstanding
    at December 31, 2003 and 2002                                                     130               90
  Paid in capital                                                                 250,070          161,192
  Distributions in excess of net income                                           (82,737)         (70,485)
  Accumulated other comprehensive loss                                                (45)            (163)
-----------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                    167,418           90,635
-----------------------------------------------------------------------------------------------------------
      Total liabilities and shareholders' equity                                $ 987,437        $ 477,675
-----------------------------------------------------------------------------------------------------------

            TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
                    SUPPLEMENTAL INFORMATION
 (In thousands, except per share, state and center information)

                                                                       Three Months Ended              Year Ended
                                                                            December 31,              December 31,
                                                                         2003        2002           2003        2002
---------------------------------------------------------------------------------------------------------------------
Funds From Operations:
  Net income                                                           $4,831      $5,160        $12,849     $11,007
  Adjusted for:
    Minority interest in operating partnership                          1,196       1,160          3,579       2,315
    Minority interest adjustment - consolidated joint venture             (33)        ---            (33)        ---
    Minority interest, depreciation and amortization
      attributable to discontinued operations                             184         641            543       2,006
    Depreciation and amortization uniquely significant to
      real estate - consolidated                                        8,034       7,127         28,853      27,647
    Depreciation and amortization uniquely significant to
      real estate - unconsolidated joint venture                          294         255          1,101         422
    Loss/(gain) on sale of real estate                                   (588)     (1,242)           147      (1,702)
---------------------------------------------------------------------------------------------------------------------
      Funds from operations before minority interest                  $13,918     $13,101        $47,039     $41,695
---------------------------------------------------------------------------------------------------------------------
      Funds from operations per share - diluted                          $.98       $1.01          $3.45       $3.40
---------------------------------------------------------------------------------------------------------------------

WEIGHTED AVERAGE SHARES
  Basic weighted average common shares                                 11,008       9,047         10,051       8,322
  Effect of outstanding share and unit options                            175         232            232         192
---------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares (for
  earnings per share computations)                                     11,183       9,279         10,283       8,514
  Convertible preferred shares (a)                                        ---         723            325         724
  Convertible operating partnership units (a)                           3,033       3,033          3,033       3,033
---------------------------------------------------------------------------------------------------------------------
Diluted weighted average common shares (for
  funds from operations per share computations)                        14,216      13,035         13,641      12,271
---------------------------------------------------------------------------------------------------------------------

OTHER INFORMATION
Gross leasable area open at end of period -
  Wholly owned                                                          5,299       5,469          5,299       5,469
  Partially owned - consolidated (b)                                    3,273         ---          3,273         ---
  Partially owned - unconsolidated (c)                                    324         260            324         260
  Managed                                                                 434         457            434         457
---------------------------------------------------------------------------------------------------------------------
Total gross leasable area open at end of period                         9,330       6,186          9,330       6,186

Outlet centers in operation -
  Wholly owned                                                             26          28             26          28
  Partially owned - consolidated (b)                                        9         ---              9         ---
  Partially owned - unconsolidated (c)                                      1           1              1           1
  Managed                                                                   4           5              4           5
---------------------------------------------------------------------------------------------------------------------
Total outlet centers in operation                                          40          34             40          34

States operated in at end of period (b) (c)                                23          21             23          21
Occupancy percentage at end of period (b) (c)                              96%         98%            96%         98%

---------------------------------------------------------------------------------------------------------------------

(a) The convertible preferred shares and operating partnership units (minority interest) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(b) Includes the Charter Oak portfolio which is operated by us through a 33% ownership joint venture. However, these properites are consolidated for financial reporting under FIN 46.

(c) Includes Myrtle Beach, South Carolina property which is operated by us through a 50% ownership joint venture.
